Exhibit 4.2

19 NOVEMBER 2004

CREATIVE TECHNOLOGY LTD.

(Borrower)

THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

(Initial Lenders)

ABN AMRO BANK N.V.

(Arranger and Agent)

FACILITY AGREEMENT

DREW & NAPIER LLC

THIS AGREEMENT is made on 19 November 2004

BETWEEN:

(1)	CREATIVE TECHNOLOGY LTD. (Company Registration No. 198303359D), a company incorporated in the Republic of Singapore and having its registered office at 31 International Business Park, Creative Resource, Singapore 609921 (Borrower);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 as initial lenders (Initial Lenders); and

(3)	ABN AMRO BANK N.V., a company incorporated in The Netherlands and acting through its branch at Level 10, 63 Chulia Street, Singapore 049514 as arranger (Arranger) and as agent (Agent for and on behalf of the Lenders).

WHEREAS:

The Initial Lenders have agreed at the request of the Borrower to extend to the Borrower on the terms and conditions herein contained a syndicated term loan facility of up to an aggregate principal amount of Dollars One Hundred and Seventy-Five Million ($175,000,000) (Facility).

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 2 unless the context requires otherwise.

1.2 The Schedules form part of this Agreement.

2.	PURPOSE AND USE OF THE FACILITY

2.1 Availability: Subject to the terms and conditions herein contained and in particular those of Clause 3, the Borrower has requested the Lenders and the Lenders have agreed to make available to the Borrower the Facility for the purposes herein stated.

2.2 Purpose: The Facility shall be utilised by the Borrower for general corporate purposes.

2.3 Application: Without prejudice to the obligations of the Borrower under Clause 2.2, the Lenders shall not be obliged to concern themselves with the application of the amounts raised by the Borrower hereunder.

2.4 Finance Parties’ Rights and Obligations:

(a)	The obligations of each Finance Party under this Agreement are several. Failure by a Finance Party to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement. No Finance Party is responsible for the obligations of any other Finance Party under this Agreement.

(b)	The rights of each Finance Party under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

3.	CONDITIONS PRECEDENT

Subject to the terms and conditions herein contained, the Facility will become available to the Borrower as follows:

(a)	Receipt of Documents: When the Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Schedule 3 and has found them satisfactory in form and substance (unless waived by the Majority Lenders);

(b)	Other Conditions: Upon the following conditions being satisfied:

(i)	that all acts, conditions and things required to be done and performed and to have happened precedent to the execution and delivery of this Agreement and to constitute the same legal, valid and binding obligations enforceable in accordance with its terms, shall have been done and performed and have happened in due and strict compliance with all applicable laws;

(ii)	that all outstanding costs and expenses which have accrued at the date of the first Notice of Drawing under Clause 18 have been paid; and

(iii)	that no Event of Default or Default has occurred.

4.	THE FACILITY

4.1 Utilisation of the Facility:

(a)	Conditions of Drawdown: Subject to the terms and conditions herein contained and particularly Clause 3, the Borrower may during the Availability Period, request the Lenders, and the Lenders shall make the Advances in Dollars under the Facility if:

(i)	not later than 11.00 a.m. on the fifth Business Day before the proposed date of drawdown of such Advance or such shorter notice period acceptable to the Agent, the Agent has received from the Borrower a Notice of Drawing duly completed by the Borrower in accordance with Clause 4.1(b) below;

(ii)	all representations and warranties made by the Borrower in this Agreement (except to any extent waived in accordance with Clause 21.2) have been complied with and would be correct if repeated on the proposed date of drawdown of such Advance by reference to the circumstances then existing; and

(iii)	no Event of Default or Default has occurred or will occur as a result of making such Advance.

(b)	Notice of Drawing: The Borrower shall drawdown the Facility in one or more tranches (provided that the total number of Advances outstanding at any time shall not exceed ten (10)) by giving the Agent the duly completed Notice of Drawing referred to in Clause 4.1(a)(i) above specifying, inter alia, (i) the proposed date of drawdown of the Advance (which date shall be a Business Day falling within the Availability Period); and (ii) the amount of each Advance (which shall be in a minimum sum of Dollars Ten Million ($10,000,000) or any larger sum which is an integral multiple of Dollars Five Million ($5,000,000).

(c)	Notification to Lenders: Subject to Clause 4.1(b), when the Agent receives a Notice of Drawing, it shall promptly notify the Lenders of the proposed amount and date of the Advance, and each Lender will, subject to the provisions hereof participate in the Advance requested by the Borrower pursuant to this Clause 4.1 in the proportion borne by its Commitment to the Facility immediately prior to the making of the Advance.

(d)	Notice Irrevocable: Every Notice of Drawing shall be effective only on receipt by the Agent and shall be irrevocable.

(e)	Cancellation of Facility: Any part of the Facility left undrawn by 11.00 a.m. at the close of business on the last day of the Availability Period shall be deemed cancelled and becomes unavailable for drawing and shall not be reinstated.

4.2 Interest:

(a)	Rate of Interest:

(i)	The Borrower shall pay interest on the Loan in Dollars at the per annum rate as determined by the Agent to be equal to the sum of the Margin and LIBOR.

(ii)	The Agent shall promptly, but in any case not later than the first day of the relevant Interest Period, notify the Borrower of each rate of interest determined in accordance with Clause 4.2(a).

(b)	Interest Period: The Borrower shall elect interest periods of one (1), three (3) or six (6) months or such other period acceptable to the Lenders. The Borrower shall in a notice to be received by the Agent not later than 11.00 a.m. on the third Business Day (or such number of days as may be agreed to by the Lenders) before the first day of the relevant Interest Period select an interest period. The initial Interest Period for any Advance shall begin on the date of drawdown of such Advance but shall exclude the last day of that Interest Period, and each subsequent Interest Period shall begin on the last day of the previous Interest Period except that:

(i)	an Interest Period which would otherwise extend beyond the Final Maturity Date shall instead end on the Final Maturity Date; and

(ii)	subject to the above exception, if the Borrower fails to notify the Agent its selection of an Interest Period by the third Business Day before the first day of that Interest Period, then such Interest Period shall be a period of one (1) month.

(c)	Payment of Interest: Interest shall accrue during the Interest Period on the Loan at the rate specified above and shall be paid by the Borrower on the last day of each Interest Period. The Agent shall notify the Borrower of the interest rate and the amount of interest payable for each Interest Period.

(d)	Consolidation of Advances: If two or more Interest Periods:

(i)	relate to any Advances; and

(ii)	end on the same date,

those Advances will be consolidated into, and treated as, a single Advance on the last day of the Interest Period.

4.3 Interest Computation: Interest on the Loan at the rates aforesaid shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

4.4 Default Interest: In the event of a failure by the Borrower to make any payment by the time, on the date (due date), in the manner provided for in this Agreement, the Borrower shall pay Default Interest on the overdue sum from the date of default up to the date of actual receipt by the Lenders or the Agent (as well after as before judgment) in respect of successive interest periods of one (1) month or such other period as the Agent may from time to time select. The Default Interest will be determined by the Agent on the first day of the relevant interest period, being the due date of such payment. Interest accrued on any such overdue sum shall be payable on demand by the Borrower and any such interest not paid on demand shall be added to the overdue sum and itself bear interest accordingly.

4.5 Prepayment:

(a)	Notice of Prepayment: The Borrower may, upon giving not less than fifteen (15) days’ prior notice in writing to the Agent, prepay on the relevant date for the payment of interest the whole or any part of the Loan in accordance with the provisions of this Clause together with accrued interest thereon up to the date of prepayment without premium or penalty.

(b)	Agent to Notify Lenders: The Agent shall as soon as practicable upon its receipt of the said notice to prepay from the Borrower, notify the Lenders of the amounts to be prepaid to each Lender which shall be on a pro-rata basis in proportion borne to each such Lender’s Commitment to the Facility.

(c)	Broken Funding: Broken funding costs (if any) referred to in Clause 14.2 shall be payable on all amounts prepaid. Such broken funding costs shall be paid to the Agent on the relevant date for the payment of interest and the Agent shall, within three (3) days of receipt of such sums, distribute such sums to the Lenders.

(d)	Notice Irrevocable: Notice of intended prepayment once having been given by the Borrower shall be irrevocable and it shall be obligatory on the Borrower to make the prepayment in accordance with the notice.

(e)	Partial Prepayments: Where only a part of the Loan is prepaid, such prepayment shall be in a sum of not less than Dollars Ten Million ($10,000,000) or any larger sum which is an integral multiple of Dollars Five Million ($5,000,000) or in such other amount as may be agreed to by the Borrower and the Lenders. No partial prepayment of any part of the Loan shall relieve the Borrower of its obligations under this Agreement except to the extent of the amount prepaid (plus the amount of all previous prepayments, if any).

(f)	Application of Sums Prepaid: All prepayments under this Agreement shall be applied in or towards repayment and satisfaction of the Loan pro rata.

(g)	No Re-Borrowing: Any amount of the Loan prepaid shall be deemed cancelled and no such amount may be re-drawn, re-borrowed or exchanged.

4.6 Maturity of Loan: The Borrower shall repay the Loan on the Final Maturity Date together with any unpaid interest accrued on it and all other sums due under this Agreement.

5.	FEES

5.1 Commitment Fee: The Borrower shall pay to the Agent (for the account of the Lenders, pro rata to their Commitments), a non-refundable commitment fee on the undrawn amount of the Facility, computed at the rate of 0.30% per annum from the date of this Agreement until the expiry of the Availability Period, on the basis of the actual number of days elapsed and a 360 day year, and such fee is payable quarterly in arrears from the date of this Agreement and on the last day of the Availability Period.

5.2 Fees to Arranger: The Borrower shall pay to the Arranger the non-refundable fee as set out in the Fee Letter.

5.3 Agency Fee: The Borrower shall pay to the Agent (for its own account) an agency fee as set out in the Fee Letter.

6.	CHANGE IN CIRCUMSTANCES

6.1 Illegality: If at any time a Lender reasonably determines that it is or will become unlawful or contrary to any applicable law or directive (including but not limited to any applicable directive issued by the Monetary Authority of Singapore or other governmental, fiscal, or monetary or other authority or agency of any state) for that Lender to allow all or any part of its portion of the Facility to remain outstanding or for that Lender to make, fund or allow to remain outstanding all or any part of its portion of the Total Indebtedness or to carry out all or any of its other obligations under this Agreement and/or to charge or receive interest at the rate or rates applicable upon the Agent notifying the Borrower in writing, that affected portion of the Loan shall become due and payable forthwith and the Borrower shall prepay without prepayment premium or penalty, that Lender’s share of the Loan (or such affected part thereof) within five (5) Business Days’ of such written notice or on such earlier date as that Lender shall certify to be necessary to comply with the relevant law or directive with accrued interest thereon and any other sum then due to that Lender under this Agreement (including any broken funding costs if any referred to in Clause 14.2).

6.2 Increased Costs: If any Lender reasonably determines that, as a result of the introduction of or any change in, or in the interpretation or application of, any applicable law, regulation or official requirement or compliance by that Lender with any directive (including but not limited to any applicable directive issued by the Monetary Authority of Singapore or other governmental, fiscal, or monetary or other authority or agency of any state):

(a)	the cost to the Lender of maintaining all or any part of its share of the Facility and/or of making, maintaining or funding all or any part of its portion of the Total Indebtedness or overdue sum is increased; and/or

(b)	any sum received or receivable by that Lender under this Agreement or the effective return to it under this Agreement is reduced (except on account of tax on its overall net income); and/or

(c)	that Lender makes any payment (except on account of tax on its overall net income) on or calculated by reference to the amount of any sum received or receivable by it under this Agreement,

the Borrower shall indemnify that Lender against that increased cost, reduction or payment and, accordingly, shall from time to time on demand pay to the Agent for the account of that Lender the amount certified by it to be necessary so to indemnify it. That Lender shall be entitled hereunder to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, the Facility or the Total Indebtedness, but also for that proportion of any cost, reduction or payment or forgone interest or other return which that Lender determines to be fairly allocable to this Agreement, the Facility or the Total Indebtedness in relation to any law, regulations, official requirement or directive applicable to that Lender or affecting the conduct of that Lender’s business or type of business or the manner in which or the extent to which the Lender allocates capital resources.

6.3 Right to Prepayment: The Borrower may at any time after notification by the Agent or that Lender of the occurrence of the event set out in Clause 6.2 and the Agent or that Lender determines that such event is continuing, notify the Agent or that Lender (as the case may be) of its intention to prepay, without any prepayment premium or penalty, all or such part of that Lender’s portion of the Total Indebtedness, whereupon the Borrower shall on the relevant date for the payment of interest prepay all or such part of that Lender’s portion of the Total Indebtedness to the Agent in accordance with and subject to the provisions of this Clause and any other sum then due to that Lender under this Agreement (including any broken funding costs if any referred to in Clause 14.2).

6.4 Alternative Interest Rates:

(a)	If any of the Reference Banks is unable or otherwise fails to furnish a quotation for the purpose of calculation of the LIBOR applicable to any relevant interest period, the interest shall be determined, subject to Clause 6.4(b), on the basis of the quotations furnished by the other Reference Banks as if the first mentioned Reference Bank were not a Reference Bank for the purpose of determining the LIBOR.

(b)	(i) If and whenever, at any time prior to the commencement of any relevant Interest Period or any period in relation to which LIBOR is to be determined:

(A)	the Agent shall after consultation with the Reference Banks determine (which determination shall, in the absence of manifest error, be conclusive) that adequate and reasonable means do not exist for ascertaining the LIBOR for such interest period; or

(B)	none of the Reference Banks supplies the Agent with a quotation for the purpose of calculating the LIBOR; or

(C)	the Agent shall have received notification from the Specific Lenders that the quotations for the LIBOR supplied by the Reference Banks is less than the cost to the Lenders of obtaining such deposits, then the Agent may give notice (Determination Notice) thereof to the Borrower and to each Lender.

(ii)	Within the period of ten (10) Business Days after any Determination Notice has been given by the Agent, the Agent after consulting the Lenders shall certify an alternative basis (Substitute Basis) for the calculation of the rates of interest required to be calculated for the purpose of Clause 4.2 and shall promptly notify the Borrower of that Substitute Basis. The Substitute Basis may (without limitation) include alternative interest periods or alternative rates of interest but shall represent the Margin for the Loan above the average cost of funds to each of the Lenders. The Substitute Basis shall be binding upon the Borrower and shall take effect in accordance with its terms.

(iii)	A Substitute Basis shall apply to the calculation of all rates of interest in respect of all relevant interest periods commencing after the Determination Notice but before the date the Substitute Basis ceases to apply. Provided that for the period from the commencement of the Interest Period first mentioned in Clause 6.4(b)(i) up to and until such Substitute Basis takes effect, the relevant amount owing to each Lender in respect of which interest is to be computed shall bear interest at the rate equal to the aggregate of the Margin and the rate which each such Lender shall certify to the Agent as the cost to it of funding such amount for the relevant period.

(iv)	References to an interest period in this Clause 6.4(b) shall be construed to include the first Interest Period in respect of each of the Advances.

7.	PAYMENT PROVISIONS

7.1 By Borrower:

(a)	On each date on which any sum is due from the Borrower, it shall make that sum available to the Agent before 11.00 a.m. by payment in Dollars and in immediately available and freely transferable funds to the Agent’s account.

(b)	Without prejudice to Clause 7.2, the Agent shall make available to each Lender for same day value funds its share (if any) of any sum so made available to the Agent in the same currency and funds as received by the Agent and such share shall be paid to such account of that Lender with such bank as it shall have specified to the Agent in a written notice received by the Agent not less than five (5) Business Days before such payment.

(c)	If the amount received by the Agent and/or any Lender from the Borrower in respect of the Facility on any date is less than the total sum remaining or becoming due under this Agreement on that date, then regardless of any appropriation of all or part of that amount by the Borrower, such Lender and/or the Agent shall apply that amount in payment of the following sums in the following order:

(i)	first, in or towards payment of fees, costs, charges and expenses whatsoever owing to or incurred or paid by the Agent;

(ii)	secondly, in or towards payment of all interest, fees and commissions outstanding and owing to the Lenders (on a pro-rata basis in proportion to each Lender’s share of the Outstandings) and the Agent under this Agreement;

(iii)	thirdly, in or towards repayment of all principal amounts at that time outstanding and owing to the Lenders (on a pro-rata basis in proportion to each Lender’s share of the Outstandings) and the Agent under this Agreement;

(iv)	fourthly, in or towards payment of all other moneys at that time owing and outstanding to the Lenders (on a pro-rata basis in proportion to each Lender’s share of the Outstandings) and the Agent under this Agreement; and

(v)	fifthly, in payment to the Borrower or other person entitled thereto.

7.2 Refunding of Payments: The Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)	the person to whom the Agent has made that sum available shall on request by the Agent forthwith refund such sum to the Agent; and

(b)	that person shall on request by the Agent forthwith pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it.

7.3 Non-Business Days:

(a)	If at 11.00 a.m. on the first day of any Interest Period it is apparent to the Agent that the Interest Period would otherwise end on a non-Business Day, it shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	The duration of an Interest Period shall not be changed after 11.00 a.m. on the first day of that Interest Period unless it later becomes apparent to the Agent that the day on which that Interest Period would otherwise end is not a Business Day. In that event, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not) (whichever is selected by the Agent and notified by it to the Borrower and the Lenders).

(c)	If the Final Maturity Date would otherwise fall on a non-Business Day, it shall be adjusted likewise so as to fall on a Business Day preceding the Final Maturity Date.

(d)	Any payment to be made by the Borrower on a day which is not the last day of an Interest Period or the Final Maturity Date and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

7.4 Other Provisions: The Borrower shall not be entitled to exercise any right of retention or set-off with regard to any claim against the Borrower hereunder, any such rights being expressly waived by the Borrower.

8.	TAXES AND WITHHOLDINGS

8.1 Payments to be free and clear: All sums payable by the Borrower under this Agreement shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding on account of any tax and (c) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

8.2 Grossing-up of Payments: If (a) the Borrower or any other person is required by law to make any deduction or withholding on account of any such tax or other amount from any sum paid or payable by the Borrower to any party under this Agreement or (b) any party to this Agreement (or any person on its behalf) other than the Borrower is required by law to make any deduction or withholding from, or (except on account of tax on the overall net income of that party) any payment on or calculated by reference to the amount of, any sum received or receivable by that party under this Agreement:

(i)	the Borrower or such party shall notify the Agent of any such requirement or any change in any such requirement as soon as it becomes aware of it;

(ii)	the Borrower shall pay any such tax or other amount before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on any Lender or the Agent) on behalf of and in the name of that Lender or the Agent;

(iii)	the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that its amount is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, each Lender and/or the Agent receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

(iv)	the Borrower shall, as soon as it is required by law to do so, pay over to the relevant taxation or other authorities the full amount of the deduction or withholding which shall have been made by it and as soon as possible thereafter furnish to the Lenders and/or the Agent the official receipt in respect thereof in the name of that Lender and/or the Agent, issued by the relevant taxation or other authorities and such other documentation as that Lender and/or the Agent may reasonably require for the purpose of its own taxation authorities or such other evidence reasonably satisfactory to the Agent (and as may be acceptable to the relevant taxation authorities) of such deduction withholding or payment and of the remittance thereof to the relevant taxing or other authority.

8.3 Continuing Obligations: Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Clauses 8.1 through 8.2 above shall survive the payment in full of the Total Indebtedness and all other sums and liabilities payable under any instrument delivered hereunder.

8.4 Right of Prepayment: If at any time the Borrower is obliged or required to pay or is notified by any Lender or the Agent on behalf of that Lender in writing that it will be required to make any payments pursuant to Clause 8.2 above, the Borrower may, whilst the circumstances giving rise or which will give rise to the requirement as determined by the Agent or that Lender, continue, by giving at least thirty (30) days’ prior notice in writing to the Agent, prepay without prepayment premium or penalty on the relevant date for payment of interest in relation to the Loan to that Lender all principal amounts owing to that Lender together with interest accrued thereon and any other sum then due to that Lender under this Agreement (including any broken funding costs if any referred to in Clause 14.2).

9.	REPRESENTATIONS AND WARRANTIES

9.1 The Borrower hereby represents and warrants for the benefit of each other party to this Agreement as follows:

(a)	Status of Borrower: the Borrower is a company with limited liability duly registered and validly existing under the laws of Singapore and has the power and authority to own assets and to conduct the business which it conducts and/or proposes to conduct;

(b)	Certification: the certified copies of the Memorandum and Articles of Association and the board resolutions of the Borrower delivered by the Borrower to the Agent are true and accurate copies of the corporate records of the Borrower;

(c)	Loan Documents: the execution, delivery and performance of this Agreement is or will when executed be within the corporate powers of the Borrower and have been duly authorised by all necessary governmental approvals;

(d)	Obligations: this Agreement when executed will be the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms;

(e)	Authorisations and Consents: all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable the Borrower lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, (ii) to ensure that those obligations are legally binding and enforceable and (iii) to make this Agreement admissible in evidence in the courts of Singapore have been taken, fulfilled and done;

(f)	Non-Violation of Laws Etc.: the Borrower’s entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate (i) any law to which it is subject, (ii) any agreement to which it is a party or which is binding on it or its assets, and do not and will not result in the existence of, or oblige it to create, any security over those assets and (iii) any provision of the Borrower’s Memorandum and Articles of Association;

(g)	Breach of Other Contracts: there is no provision of any existing mortgage, trust deed, contract, licence, concession or agreement binding on the Borrower which is being contravened or breached by the acceptance by the Borrower of the Facility or the execution of this Agreement by the Borrower or by the Borrower’s performance or observance of any of its obligations hereunder;

(h)	Litigation: no litigation, arbitration or administrative proceeding (save for those which are of a frivolous or vexatious nature) is current or pending (i) to restrain the entry into, exercise of the Borrower’s rights under and/or performance or enforcement of or compliance with its obligations under this Agreement or (ii) which has or may have a material adverse effect on the Borrower or any of its Material Subsidiaries;

(i)	Proceedings: (save for proceedings are of a frivolous or vexatious nature) there are no proceedings pending before any court or threatened against or affecting the Borrower or any of its Material Subsidiaries and no proceedings are before any government agency or administrative body pending or threatened against the Borrower or any of its Material Subsidiaries which has or may have a material adverse effect on the Borrower or any of its Material Subsidiaries and the Borrower and its Material Subsidiaries have complied with all laws to which they may be subject and all applicable statutes and regulations of all government authorities having jurisdiction over them;

(j)	Dissolution: the Borrower and its Material Subsidiaries are solvent, and that no steps have been taken or are being taken by the Borrower or any of its Material Subsidiaries or by their respective shareholders, nor have any legal proceedings been started or threatened for the dissolution of the Borrower or any of its Material Subsidiaries or for the appointment of a receiver, receiver and manager, or liquidator, judicial manager, trustee or such other officers in similar capacity to take over the Borrower or any of its Material Subsidiaries or any part of their respective assets or to wind-up the Borrower or any of its Material Subsidiaries;

(k)	Writ of Execution: no action has been taken or threatened to be taken to seize or take possession of any of the assets of the Borrower or any of its Material Subsidiaries and there are no unsatisfied judgments against it or any of its Material Subsidiaries nor has any sequestration order been made or writ of execution issued against any of their respective assets;

(l)	Taxes: the Borrower and its Material Subsidiaries have filed all tax returns which they are required by law to file and has paid or made adequate provision for the payment of all taxes, assessments, fees and other governmental charges assessed against them or upon any of their respective properties or assets or income;

(m)	Default: (i) no Event of Default or Default has occurred and (ii) no other event or circumstance is outstanding which constitutes a material default under any other agreement or instrument which is binding on it or any of its Material Subsidiaries or to which their respective assets are subject which has or may have a material adverse effect on it or any of its Material Subsidiaries;

(n)	Cross Default: the Borrower and its Material Subsidiaries are not in default in the payment or performance of any of their respective obligations for Financial Indebtedness;

(o)	Material Adverse Change: there is no material adverse change in the business, operations, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Material Subsidiaries which may or would materially and adversely affect the Borrower or any of its Material Subsidiaries;

(p)	Accounts: the unconsolidated audited financial statements of the Borrower and the consolidated audited financial statements of the Borrower and its Subsidiaries which have previously been submitted by the Borrower to the Agent are complete and correct and fairly represent the financial condition of the Borrower and its Subsidiaries and the results of the operations of the Borrower and its Subsidiaries for the period stated in accordance with GAAP applied on a consistent basis;

(q)	Pari Passu: the Borrower’s obligations under this Agreement are and will constitute direct, unsecured, unconditional and unsubordinated obligations of the Borrower and are and will rank at all times pari passu without any preference or priority among themselves and at least pari passu with all its other existing and future unsubordinated and unsecured indebtedness, obligations and liabilities actual or contingent from time to time (save for those which are preferred by the mandatory operation of law);

(r)	Disclosure: the Borrower has fully disclosed in writing to the Lenders all facts relating to it and its Material Subsidiaries which it knows or should reasonably know and which are material for disclosure to the Lenders in the context of this Agreement;

(s)	Change of Ownership: Mr Sim Wong Hoo legally and beneficially holds no less than 20% of the shareholding of the Borrower;

(t)	No Misleading Information: (i) any factual information provided by the Borrower was true and accurate as at the date it was provided or as at the date (if any) at which it is stated, (ii) any financial projections have been prepared on the basis of recent historical information and on the basis of reasonable assumptions, and (iii) nothing has occurred and no information has been given or withheld that results in the information being untrue or misleading; and

(u)	Authorised Signatories: any person specified as its authorised signatory under Schedule 3 is authorised to sign Notices of Drawings and other notices or communication on its behalf.

9.2 Repetition: Each of the representations and warranties contained in the preceding sub-Clause shall survive and continue to have full force and effect after the execution of this Agreement and the Borrower hereby warrants for the benefit of each other party to this Agreement that the above representations and warranties will be true and correct and fully observed at all times until the Total Indebtedness is fully paid and until no sums remain to be lent under this Agreement.

10.	NEGATIVE COVENANTS

The Borrower hereby covenants with each other party to this Agreement as follows:

(a)	Negative Pledge: it shall not (and shall ensure that each of its Material Subsidiaries shall not) create or permit to arise or subsist any mortgage, charge (whether fixed or floating) pledge, hypothecation, lien or other encumbrance (Charge) whatsoever on any of their respective assets, properties and undertaking, save for (i) liens or rights of set-off arising by the operation of law in the ordinary course of business, (ii) liabilities which are preferred solely by the operation of law and not by reason of any security interests, (iii) any Charge created or outstanding which are specifically approved by the Majority Lenders in writing, and (iv) any existing Charge which has been disclosed in writing by the Borrower to the Agent prior to the date of this Agreement;

(b)	Amendment to Memoranda and Articles of Association: that it shall not (and shall ensure that each of its Material Subsidiaries shall not) amend or alter any provisions of their respective Memoranda and Articles of Association relating to their respective borrowing or charging powers, powers to guarantee and their respective principal business activities, except with the prior written consent of the Majority Lenders;

(c)

Disposals/Change of Business: that it shall not (and shall ensure that each of its Material Subsidiaries shall not) (i) (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of the whole of their respective assets nor of any part of their respective assets which, when aggregated with all other disposals by it required to be taken into account under this sub-Clause (c), is material in relation to their respective assets or the disposal of which (when so aggregated) may have a material adverse effect on them, or (ii) materially change the scope or nature of their respective businesses, whether by disposal, acquisition or otherwise. The following disposals shall not be taken into account under this sub-Clause (c):

(A)	disposals in the ordinary course of business; and

(B)	any disposal which the Majority Lenders shall have agreed to in writing;

(d)	Reconstruction or Amalgamation: that it shall not (and shall ensure that each of its Material Subsidiaries shall not) undertake, effect or permit any form of reorganisation, reconstruction, amalgamation, demerger, merger or take-over without the prior written consent of the Majority Lenders whether by way of a scheme of arrangement or otherwise;

(e)	Borrowings and Liabilities: that it shall not (and shall ensure that each of its Material Subsidiaries shall not) except with the prior written consent of the Majority Lenders:

(i)	make advances or loans to any persons whomsoever; or

(ii)	incur any liability by way of guarantee,

but such consent shall not be required for (A) inter-company advances or loans, (B) commercial arms-length transactions which are in its ordinary course of business, or (C) loans to employees of up to Dollars Twenty Million ($20,000,000);

(f)	Appointment of Liquidator Etc: that it shall not (and shall ensure that each of its Material Subsidiaries shall not) appoint or permit to be appointed a liquidator, receiver, receiver and manager, trustee, judicial manager or other similar officer in respect of the Borrower or any of its Material Subsidiaries or any of their respective assets; and

(g)	Termination of Business: that it shall not (and shall ensure that each of its Material Subsidiaries shall not) terminate any part of their respective businesses as now conducted.

11.	POSITIVE COVENANTS

The Borrower hereby undertakes and agrees with each other party to this Agreement as follows:

(a)	Unaudited Accounts: that it shall deliver to the Agent (in sufficient copies for all the Lenders) half-yearly unaudited interim consolidated financial statements of the Borrower and its Subsidiaries as soon as the same become available, but in any event within sixty (60) days of the end of each financial half year;

(b)	Audited Accounts: that it shall deliver to the Agent (in sufficient copies for all the Lenders) audited consolidated financial statements of the Borrower and its Subsidiaries as soon as the same become available, but in any event within 120 days of the end of each financial year;

(c)	Conduct of Business: that it shall (and shall ensure that each of its Material Subsidiaries shall) carry on and conduct their respective affairs and businesses in a proper and efficient manner and will keep or cause to be kept (i) proper accounts and records of their respective financial and business affairs; and (ii) all their respective properties and assets in a good state of repair and condition in accordance with good commercial practice;

(d)

Financial and Other Information: that it shall (and shall ensure that each of its Material Subsidiaries shall) furnish and provide the Agent with and permit the Agent to obtain all statements, information, explanation and data as the Agent may reasonably require (save for statements, information, explanation and data which are confidential or of a price-sensitive nature);

(e)	Approvals/Compliance with Laws: that it shall (and shall ensure that each of its Material Subsidiaries shall) (i) obtain all necessary licences and approvals relating to the carrying out of their respective businesses and (ii) comply with all applicable laws, regulations, rules and orders to which they are subject;

(f)	Observance of Documents: that it shall fully observe and perform the terms and conditions of this Agreement and all consents and approvals issued by relevant authorities in connection with the Facility;

(g)	Event of Default: that it shall notify the Agent of the occurrence and/or the continuance of any Event of Default or Default, immediately upon becoming aware of it;

(h)	Goods and Services Tax: that it shall pay any GST which may be leviable or levied or imposed upon or in respect of the Facility and all sums payable hereunder and the Borrower undertakes to indemnify the Agent and the Lenders against such payment if the Agent or any of the Lenders (as the case may be) is or are required by law to collect and make payment in respect thereof;

(i)	Borrower Financial Covenants: to ensure that at all times:

(i)	the ratio of its Total Consolidated Debt to Consolidated Tangible Net Worth shall not:

(A)	for the First Period, be more than 0.75:1, and

(B)	for the Second Period, be more than 0.6:1;

(ii)	the ratio of its Consolidated Current Assets to the Consolidated Current Liabilities shall not:

(A)	for the First Period, be less than 1.5:1, and

(B)	for the Second Period, be less than 2.25:l;

(iii)	the Total Subsidiary Debt shall not exceed 20% of the Total Consolidated Debt; and

(iv)	the minimum Consolidated Tangible Net Worth shall:

(A)	for the First Period, be Dollars Three Hundred and Fifty Million ($350,000,000), and

(B)	for the Second Period, be Dollars Four Hundred and Fifty Million ($450,000,000),

and for the purposes of this Clause, the terms Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Tangible Net Worth, Total Consolidated Debt and Total Subsidiary Debt shall have the meanings given to them in Schedule 6;

(j)

Certificate of Compliance: it shall submit to the Agent a certificate of compliance certified by a director or the chief financial officer of the Borrower with regard to the ratios referred to in sub-Clause (i) above within five (5) Business Days after the Borrower’s earnings release for each calendar half year together with a summary worksheet and copies of all relevant bank statements to evidence compliance of the said ratios;

(k)	Compliance with Clause 3: it shall deliver to the Agent any documents or evidence under Clause 3 and to comply with all the terms and conditions of Clause 3;

(l)	Pari Passu: it shall ensure that the Borrower’s obligations under this Agreement will constitute direct, unsecured, unconditional and unsubordinated obligations of the Borrower and will rank at all times pari passu without any preference or priority among themselves and at least pari passu with all its other existing and future unsubordinated and unsecured indebtedness, obligations and liabilities actual or contingent from time to time (save for those which are preferred by the mandatory operation of law);

(m)	Further Assurance: it will from time to time on request by the Agent and at its own cost and expense, do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Agent may reasonably consider necessary or desirable for giving full effect to this Agreement or securing to the Agent the full benefits of all rights, powers and remedies conferred upon the Agent in this Agreement;

(n)	Other Information: it will (and will ensure that each of its Material Subsidiaries will) forthwith deliver to the Agent as the Agent (or any Lender through the Agent) may from time to time require or request (in sufficient copies for all Lenders, if the Agent so requests) (i) details of any litigation, arbitration or administrative proceeding which, if it had been current or pending or threatened at the date of this Agreement, would have rendered the warranty in Clauses 9.1(h) and 9.1(i) incorrect; (ii) certified copies of all resolutions passed by the Borrower at its general and/or extraordinary general meetings; and (iii) all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors; and

(o)	Listing on SGX: it will maintain at all times its listing on the Singapore Exchange Securities Trading Limited and will comply at all times with any applicable laws, rules and regulations to which it is subject in respect of or relating to such listing.

12.	DEFAULT IN PAYMENT OF EXPENSES

In addition to and not in derogation of the other provisions of this Agreement, if the Borrower shall fail or refuse to pay any legal fees, costs, charges and expenses which the Borrower is liable to pay hereunder, the Agent may at its discretion pay the same (but shall not be under any obligation to do so) and all moneys so paid by the Agent together with Default Interest shall on demand be repaid to the Agent by the Borrower and until repayment shall be added to the Total Indebtedness.

13.	EVENTS OF DEFAULT

13.1 Events of Default: If at any time and for any reason, whether within or beyond the control of any party to this Agreement, any of the following events occurs, such an occurrence shall constitute an Event of Default under this Agreement:

(a)	Non-Payment: if the Borrower shall fail to pay when due sums of money whether principal, interest or any other sums payable under this Agreement on the due date unless (i) its failure to pay is caused by administrative or technical error, and (ii) payment is made within three (3) days of its due date;

(b)	Breach of Other Obligations: if the Borrower does not perform or comply with any one or more of its covenants, conditions or obligations (other than failure to pay any sum when due pursuant to sub-Clause 13.1(a) above) under this Agreement;

(c)	Breach of Warranty: any representation, warranty or statement by the Borrower in this Agreement or in any certificate or statement delivered or made hereunder shall be or become incorrect or misleading in any respect when made or deemed to be made;

(d)	Cross Default: if (i) any Financial Indebtedness of the Borrower or any of its Material Subsidiaries (A) is not paid when due nor within any applicable grace period in any agreement relating to that indebtedness or (B) becomes due and payable before its normal maturity by reason of a default or event of default however described, (ii) any commitment for any Financial Indebtedness of the Borrower or any of its Material Subsidiaries is cancelled or suspended by a creditor of the Borrower or any of its Material Subsidiaries as a result of an event of default (however described) or (iii) any creditor of the Borrower or any of its Material Subsidiaries becomes entitled to declare any Financial Indebtedness of the Borrower or any of its Material Subsidiaries due and payable prior to its normal maturity as a result of an event of default (however described);

(e)	Guarantee: if any guarantee of any obligation given by the Borrower or any of its Material Subsidiaries is not honoured when due and called upon;

(f)	Cessation of Business/Change of Business: if the Borrower or any of its Material Subsidiaries shall cease or threaten to cease to carry on their respective businesses or shall materially change the scope or nature of their respective businesses;

(g)	Enforcement Proceedings: if any expropriation, distress, attachment, sequestration or other execution in respect of an indebtedness is levied or sued out upon or against any part of the properties and assets of the Borrower or any of its Material Subsidiaries and is not discharged or stayed within fourteen (14) Business Days;

(h)	Unenforceability or invalidity: if this Agreement shall become unenforceable, or any judgment or order by any applicable court authority shall be made, the effect of which would be to render this Agreement ineffective or invalid;

(i)	Legal Proceedings: if legal proceedings, suits or actions of any kind whatsoever (whether criminal or civil) (save for those which in the opinion of the Agent are of a frivolous or vexatious nature) be instituted against the Borrower or any of its Material Subsidiaries which has or may have a material adverse effect on the Borrower or any of its Material Subsidiaries;

(j)	Security Enforceable: if any present or future security on or over the assets of the Borrower or any of its Material Subsidiaries becomes enforceable;

(k)	Authorisation and Consents: if any action, condition or thing (including the obtaining of any necessary consent) at any time required to be taken, fulfilled or done for any of the purposes stated in Clause 9.1(e) is not taken, fulfilled or done or any such consent ceases to be in full force and effect without modification or any condition in or relating to any such consent is not complied with (unless that consent or condition is no longer required or applicable);

(l)	Insolvency: if (i) the Borrower or any of its Material Subsidiaries is or is presumed or deemed to be unable to pay its debts as they fall due, stops, suspends payment of all or any part of their respective debts or proposes or makes a general assignment or an arrangement or composition with or for the benefit of their respective creditors, (ii) the value of the assets of the Borrower or any of its Material Subsidiaries is less than their respective liabilities (taking into account contingent and prospective liabilities) or (iii) a moratorium is agreed or declared in respect of or affecting all or any part of the Borrower’s or any of its Material Subsidiaries’ indebtedness;

(m)	Insolvency Proceedings: if any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, judicial management, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any of its Material Subsidiaries;

(ii)	a composition, assignment or arrangement with any creditor of the Borrower or any of its Material Subsidiaries;

(iii)	the appointment of a liquidator, receiver, receiver and manager, trustee, judicial manager or other similar officer in respect of the Borrower or any of its Material Subsidiaries or any of their respective assets (and in the case of any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition is not dismissed within fourteen (14) days of commencement); or

(iv)	enforcement of any security over any assets of the Borrower or any of its Material Subsidiaries;

(n)	Acquisition: if any step is taken by any person with a view to the confiscation, seizure, compulsory acquisition, expropriation or nationalisation of any part of the assets of the Borrower or any of its Material Subsidiaries;

(o)	Declared Company: if the Borrower or any of its Material Subsidiaries is declared by the Minister to be a declared company under the provisions of Part IX of the Companies Act (Cap. 50);

(p)	Change of Ownership: if Mr Sim Wong Hoo shall at any time legally and beneficially hold less than 20% of the shareholding of the Borrower;

(q)	Cessation: if this Agreement ceases for any reason or is claimed by the Borrower not to be the legal and valid obligations of the Borrower binding upon it in accordance with its terms or this Agreement for any reason ceases to apply or is claimed by the Borrower not to apply to the obligations and the liabilities therein;

(r)	Breach of Obligations: if (i) the Borrower shall commit any breach or default in its material obligations under any agreement made between the Borrower and any party other than the Agent or any Lender or (ii) any of the Borrower’s Material Subsidiaries shall commit any breach or default in its material obligations under any agreement made between the Borrower’s Material Subsidiaries and any party;

(s)	Material Adverse Change: if there shall occur a material adverse change in the business, operations, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Material Subsidiaries which may or would in the reasonable opinion of the Agent materially and adversely affect the Borrower or any of its Material Subsidiaries;

(t)	Illegality: if it is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement;

(u)	Qualified Audit: the auditors of the Borrower or any of its Subsidiaries qualify their respective reports to the audited accounts of the Borrower or any of its Subsidiaries in a manner which is, in the opinion of the Agent, material to the financial condition of the Borrower;

(v)	Repudiation: the Borrower repudiates this Agreement or evidences a tangible intention to repudiate this Agreement; and

(w)	Analogous Events: any event occurs which, under the laws of any applicable jurisdiction, has an analogous or equivalent effect to any of the events referred to in this sub-Clause.

13.2 Notification of Default by Borrower: The Borrower shall notify the Agent forthwith in writing of any occurrence of an Event of Default or Default.

13.3 Declaration of Default:

(a)	The Agent may, and shall if instructed by the Majority Lenders, at any time after the happening of an Event of Default (whether or not notice pursuant to Clause 13.2 shall have been given by the Borrower), by notice in writing to the Borrower declare the occurrence of an Event of Default whereupon:

(i)	Repayment: the Total Indebtedness shall become immediately due and payable without any demand or notice which is hereby expressly waived;

(ii)	Enforcement: the Agent shall be entitled to exercise forthwith all or any rights, powers, or remedies under this Agreement;

(iii)	Credit Balance: the Agent and any Lender shall be entitled to exercise their rights in respect of any credit balance standing to any account maintained by the Borrower with any of them towards satisfaction of the Total Indebtedness; and

(iv)	Cancellation of Facility: the Lenders’ commitments in relation to the Facility shall automatically be cancelled.

(b)	The Agent and any Lender’s rights hereunder are cumulative and may be exercised concurrently or in any order as the Agent and such Lender may in their absolute discretion think fit. Nothing in this Clause 13.3 shall limit any rights, powers or remedies of the Agent and the Lenders under this Agreement.

14.	INDEMNITIES

14.1 Miscellaneous Indemnities: The Borrower shall on demand indemnify the Lenders against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of:

(a)	an Advance not being made by reason of non-fulfilment of any of the conditions relating to that Advance or any part thereof by the Borrower or the Borrower purporting to revoke a notice requesting that Advance;

(b)	the occurrence and continuance of any Event of Default or Default;

(c)	the accelerated repayment of the Total Indebtedness under Clause 13.3 above;

(d)	the receipt or recovery by any Lender (or the Agent on its behalf) of all or any part of any amount payable by the Borrower hereunder otherwise than on its due dates including all prepayments made under this Agreement; and

(e)	any default in the payment of the Total Indebtedness or any portion thereof, or any other amounts payable hereunder, or on account of the non-observance of all or any of the terms, stipulations, agreements and provisions on the part of the Borrower contained herein, and such losses, damages and expenses shall include but not limited to such amount as the Lenders or the Agent shall certify (except for manifest error).

14.2 Broken Funding Costs: In the case of paragraphs (a), (c), (d) and (e) of Clause 14.1, the amount payable shall in any event include the amount (if any) by which:

(a)	the amount of interest which the Lenders are able to obtain by placing an amount equal to the relevant amount on deposit in the London inter-bank market, for the remainder of the relevant Interest Period, as soon as practicable after it becomes aware that the relevant drawdown is not being made or (as the case may be) of the relevant receipt or recovery.

is less than:

(b)	the amount of interest which, in accordance with the expressed terms of this Agreement, would otherwise be payable to the Lenders in respect of the Loan for the relevant Interest Period or (as the case may be) on the relevant amount so received or recovered for the remainder of the relevant Interest Period.

14.3 Currency Indemnity: Dollars is the sole currency of account and payment for all sums payable by the Borrower under or in connection with this Agreement, including damages. Any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the dissolution of the Borrower or otherwise) by any Finance Party in respect of any sum expressed to be due to it from the Borrower under this Agreement shall only constitute a discharge to the Borrower to the extent of the Dollar amount which that Finance Party is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If the Dollar amount is less than the Dollar amount expressed to be due to that Finance Party under this Agreement, the Borrower shall indemnify that Finance Party against any loss sustained by it as a result thereof. In any event, the Borrower shall indemnify that Finance Party against the cost of making any such purchase. For the purpose of this Clause 14.3 it shall be sufficient for such Finance Party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

14.4 Borrower’s Indemnity to the Agent: The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of acting or relying on any notice, request or instructions made by the Borrower which it reasonably believes to be genuine, correct and appropriately authorised.

14.5 Indemnities Separate: Each of the above indemnities constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by that Lender or the Agent and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any judgment or other order.

15.	APPLICATION OF PROCEEDS

15.1 Application and Distribution: In the event of a declaration being made by the Agent under Clause 13.3, all and any moneys recovered or realised in whatsoever manner from all or any of the securities created under or pursuant to this Agreement shall be applied as follows:

(a)	first, in or towards payment of costs, charges and expenses of and incidental to the enforcement and/or realisation of this Agreement and all fees, costs, charges and expenses whatsoever owing to or incurred or paid by the Agent hereunder;

(b)	secondly, in or towards payment of all interest, fees and commissions outstanding and owing to the Lenders (on a pro-rata basis in proportion to each Lender’s share of the Outstandings) and the Agent under this Agreement;

(c)	thirdly, in or towards repayment of all principal amounts at that time outstanding and owing to the Lenders (on a pro-rata basis in proportion to each Lender’s share of the Outstandings) and the Agent under this Agreement;

(d)	fourthly, in or towards payment of all other moneys at that time owing and outstanding to the Lenders (on a pro-rata basis in proportion to each Lender’s share of the Outstandings) and the Agent under this Agreement; and

(e)	fifthly, in payment to the Borrower or other person entitled thereto.

15.2 Refund: If any sum of money which has been applied in terms of this Clause 15 is legally required to be refunded to any third party, then each of the Lender shall be accountable for and duly refund such part of that sum of money which has been distributed to and received by that Lender.

16.	THE AGENT AND THE ARRANGER

16.1 Appointment of Agent: Each Lender irrevocably appoints the Agent to act as its agent for the purpose of this Agreement and authorises it to take such action and exercise such rights, powers and discretions as are specifically delegated to it by this Agreement and such other action, rights, powers and discretions as are incidental, but the Agent may not begin any legal action or proceeding in the name of a Lender without its written consent. For the avoidance of doubt, such written consent shall be deemed to be given to the Agent by each and every Lender when written instructions are given to the Agent by the Lenders pursuant to the provisions of Clause 22. The relationship between the Agent and the Lenders is of agent and principal only. The Agent shall not be a trustee for any Lender nor an agent or trustee for the Borrower, under or in relation to this Agreement.

16.2 Agent’s Duties: The Agent shall:

(a)	as soon as is practicable send to each Lender details of each communication received by it from the Borrower under this Agreement, except that details of any communication relating to a particular Lender shall be sent to that Lender only;

(b)	as soon as is practicable send to each Lender a copy of any document or information received by it from the Borrower;

(c)	subject to the provisions of this Agreement, not exercise any right, power, authority, privilege, discretion or remedy vested in it hereunder and under this Agreement unless and until instructed by the Majority Lenders as to whether or not such right, power, authority, privilege, discretion or remedy is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised whereupon the Agent shall act according to such instructions;

(d)	have only those duties, obligations and responsibilities expressly specified in this Agreement; and

(e)	assume that no Event of Default or Default has occurred unless notified by a Lender or the Borrower of such occurrence and shall upon becoming aware of the occurrence of an Event of Default immediately notify each of the Lenders.

16.3 Agent’s Rights: The Agent may:

(a)	perform any of its duties, obligations and responsibilities under this Agreement and any other document delivered or contemplated under this Agreement by or through its personnel or agents;

(b)	refrain from exercising any right, power or discretion vested in it under this Agreement until it has received instructions from the Majority Lenders as to whether (and, if it is to be, the way in which) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Lenders;

(c)	treat in the case of the Initial Lenders, the office set out at the end of this Agreement as its Facility Office and in the case of any other Lender, the office specified by it as such as its Facility Office unless the Agent has received from that Lender a notice of change of Facility Office in accordance with the provisions of this Agreement, and may act on any such notice until it is superseded by a further such notice;

(d)	refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any directive of any agency or any state or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law or directive;

(e)	assume that no Event of Default or Default has occurred unless an officer of the Agent, while active on the account of the Borrower, acquires actual knowledge to the contrary but shall upon its becoming aware of the occurrence of an Event of Default immediately notify each of the Lenders;

(f)	refrain from taking any step (or further step) to protect or enforce the rights of any Lender under this Agreement until it has been indemnified and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result of such step;

(g)	without prejudice to the generality of the foregoing:

(i)	execute all such documents and do all such things as it is permitted to do by the terms of this Agreement, or as it may consider necessary for the purposes of or in connection with this Agreement and required or entitled to do;

(ii)	execute and deliver on the Lenders’ behalf all and any such other documents or instruments as the Majority Lenders may specifically approve in writing relating to this Agreement; and

(iii)	pay any moneys received by it pursuant to the enforcement of this Agreement towards application in accordance with the provisions of Clause 15;

(h)	rely on any communication or document believed by it to be genuine;

(i)	rely as to any matter of fact which might be expected to be within the knowledge of the Borrower in a statement by or on behalf of the Borrower;

(j)	obtain and pay, on behalf of the Lenders, for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice and shall not be liable to any Lender for the consequence of such reliance;

(k)	retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account; and

(l)	accept deposits from, lend money to or engage in any kind of banking or other business with any party to this Agreement or any subsidiary or associated company of any party, (and, in each case, may do so without liability to account).

16.4 Exoneration of Agent and Arranger:

(a)	Neither the Agent, the Arranger, nor any of their personnel or agents:

(i)	shall be responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in this Agreement or any notice or other document delivered under this Agreement;

(ii)	shall be responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of this Agreement or any such notice or other document;

(iii)	shall be obliged to enquire as to the occurrence or continuance of an Event of Default or Default; or

(iv)	shall be liable for anything done or not done by it under or in connection with this Agreement save in the case of any losses proved to have resulted from the Agent’s gross negligence or wilful misconduct.

(b)	(i) The Arranger shall not have any duty, obligation or responsibility of any kind to any Lender, the Agent or the Borrower under or in connection with this Agreement;

(ii)	Nothing in this Agreement constitutes the Arranger as a trustee or fiduciary of any other person;

(iii)	The Arranger shall not be bound to account to any Lender for any sum or profit element of any sum received by it for its own account; and

(iv)	The Arranger may accept deposits from, lend money to or engage in any kind of banking or other business with any party to this Agreement or any subsidiary or associated company of any party, (and, in each case, may do so without liability to account).

16.5 Non Reliance on Agent and Arranger: Each Lender confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, creditworthiness, status and affairs of the Borrower and has not relied, and will not at any time rely, on the Agent, the Arranger and/or the other Lenders:

(a)	to provide it with any information relating to the business, financial condition, creditworthiness, status or affairs of the Borrower;

(b)	to check or enquire into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement (whether or not such information has been or is at any time circulated to it by the Agent or the Arranger); or

(c)	to assess or keep under review the business, financial condition, creditworthiness, status or affairs of the Borrower.

16.6 Indemnity to Agent: To the extent that the Borrower does not do so on demand or is not obliged to do so, each Lender shall on demand indemnify the Agent in the proportion borne by its Outstandings to all Outstandings, at the relevant time against any cost, loss (including but not limited to the fee pursuant to Clause 5.3), expense or liability sustained or incurred by the Agent in complying with any instructions from the Lenders or the Majority Lenders or otherwise sustained or incurred by it in connection with this Agreement or its duties, obligations and responsibilities under this Agreement except the routine administrative costs and expenses of the Agent.

16.7 Resignation of Agent: Notwithstanding the irrevocable appointment in Clause 16.1, the Agent may resign at any time if it gives at least thirty (30) days’ written notice to the Borrower and the Lenders. However, no resignation shall be effective until a successor has been appointed and accepted its appointment in accordance with this sub-Clause. The Majority Lenders may appoint a suitable successor to the resigning Agent, but, if the successor has not been so appointed and accepted its appointment within fifteen (15) days after the date of the notice of resignation, the resigning Agent may appoint a suitable successor Agent. Any appointment of a successor must be in writing, signed by the person(s) appointing that successor and delivered to that successor. Any acceptance of such appointment must be in writing, signed by the person appointed and delivered to the person(s) appointing that successor. The other parties to this Agreement shall be promptly informed of the acceptance by a successor Agent. Upon the successor accepting its appointment, the resigning Agent shall be automatically discharged from any further obligation under this Agreement and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if the successor had been the original Agent party to this Agreement. The resigning Agent shall provide its successor with (or with copies of) such records as its successor requires to carry out its duties under this Agreement.

16.8 Transfer Certificate: The Borrower, the Arranger and each Lender (except for the Lender seeking to transfer its Participation under Clause 20) irrevocably authorise the Agent to sign each Transfer Certificate on its behalf.

17.	SET-OFF AND PRO-RATA SHARING

17.1 Set-Off: The Borrower authorises any other party to this Agreement to apply at any time without prior notice any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at any office of that party in or towards satisfaction of any sum then due from it to that or any other party under this Agreement and unpaid. For that purpose, the relevant party is authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application. No party shall be obliged to exercise any of its rights under this Clause which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

17.2 Debit: The Borrower hereby authorises the other parties to this Agreement at any time without prior notice to the Borrower (which is hereby expressly waived) to debit any of the accounts of the Borrower with any of them in respect of interest, commission, charges, fees and all other moneys due and unpaid hereunder.

17.3 Pro-rata Sharing: If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of debit, set-off, combination of accounts or lien, or otherwise) by any Lender in respect of the total sum which has become due to it from the Borrower under this Agreement before that time exceeds the proportion received or recovered by the Lender(s) receiving or recovering the smallest proportion:

(a)	that Lender shall pay to the Agent an amount equal to the excess;

(b)	the Agent shall distribute that payment as if it were paid by the Borrower; and

(c)	as between the Borrower and that Lender, that excess amount shall be treated as not having been paid.

Within two (2) Business Days after any Lender receives or recovers any such sum otherwise than by payment through the Agent, that Lender shall notify the Agent of the amount and currency so received or recovered, how it was received or recovered and whether it represents principal, interest or other sums. If all or part of any amount so received or recovered by that Lender has to be refunded by it (with or without interest), each Lender to whom any part of that amount has been distributed shall (within two (2) Business Days after receiving a request from that Lender) in turn pay to that Lender its proportionate share of the amount to be refunded and of any interest required to be paid by that Lender on that amount in respect of all or any part of the period from the date of the relevant distribution to the date of that payment to that Lender.

Any amount received or recovered by a Lender under a novation, assignment, sub-participation (or the like) shall be ignored for the purpose of this sub-Clause.

17.4 Recovery by Legal Actions: Any amount which a Lender has received or recovered as a result of taking legal proceedings for the enforcement of this Agreement, in which any other Lender had an opportunity to participate but did not so do nor take separate legal proceedings, shall nonetheless be applied in accordance with the terms of this Clause 17 but each Lender shall indemnify the Lender(s) which take such legal proceedings for all costs and expenses in connection with such legal proceedings in the proportion borne by its Outstandings to the total Outstandings. No Lender shall be obliged to share any amount received or recovered by it as a result of taking legal proceedings in relation to the enforcement of security given to it other than this Agreement.

18.	EXPENSES AND STAMP DUTY

Whether or not any Advance is made, the Borrower shall pay on a full indemnity basis:

(a)	Initial Expenses: all reasonable costs and expenses (including reasonable legal fees of the Agent only) incurred by the Arranger and/or the Agent in connection with the syndication, preparation, documentation, negotiation or entry into of this Agreement as well as publicity relating to the Facility and any amendment of, supplement to or waiver in respect of this Agreement;

(b)	Enforcement Expenses: on demand, all reasonable costs and expenses (including reasonable legal fees) incurred by the Agent or any Lender in protecting or enforcing or in contemplation of protecting or enforcing any rights under this Agreement and/or any such amendment, supplement or waiver; and

(c)	Stamp Duty: promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar tax (if any) payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, and any such amendment, supplement or waiver thereto, and shall indemnify the Agent and the Lenders against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.

19.	CALCULATIONS AND EVIDENCE

19.1 Basis of Calculation: All interest and fees payable shall accrue from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

19.2 Accounts: The entries made in the accounts by each Lender in accordance with its usual practice shall be conclusive evidence of the existence and amounts of the obligations of the Borrower recorded in them, save for manifest error.

19.3 Certificate Conclusive: A certificate, determination, notification or opinion by the Agent or any Lender as to any sum payable to it under this Agreement and any other certificate, determination, notification or opinion of the Agent or any Lender provided for in this Agreement shall be conclusive evidence, save for manifest error.

19.4 Continuation of Certain Obligations: The obligations of any party under or in respect of Clauses 4.4 (for outstanding amounts only), 6.2, 8, 14.1, 14.2, 14.3, 14.4, 16.6 and 18 shall continue even after the Facility have been cancelled or terminated and all the Outstandings have been repaid or prepaid.

20.	SUCCESSORS AND ASSIGNS

20.1 Benefit and Burden of this Agreement: This Agreement shall benefit and be binding on the parties hereto, their respective successors and any permitted assignee or transferee of some or all of a party’s rights or obligations under this Agreement. Any reference in this Agreement to any party shall be construed accordingly.

20.2 Borrower: The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

20.3 Lender’s Rights: Each Lender may at any time change its Facility Office or assign all or part of its rights or transfer all or part of its obligations under this Agreement to any third party bank or financial institution, provided that the Borrower shall not be responsible for any additional obligations prevailing at the time of such change of Facility Office or assignment pursuant to Clauses 6 and 8 resulting from such change of Facility Office or assignment. Any such transfer in respect of any part of the Facility shall be made by delivering to the Agent a duly completed and executed Transfer Certificate in duplicate. The Agent shall upon receipt of such Transfer Certificates execute them for itself and the other parties to this Agreement. After such execution, with effect from the effective date stated in the Transfer Certificate (Effective Date), any assignee or Transferee under this Clause 20.3 shall be treated as a party to this Agreement for all purposes of this Agreement and shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it and all references in this Agreement to such Lender (Transferor) shall subsequently be construed as references to the Transferor and its Transferee to the extent of their respective participations and the Borrower shall subsequently look only to the Transferee (to the exclusion of the Transferor) in respect of that proportion of the Transferor’s obligations under this Agreement as corresponds to such Transferee’s participation in this Agreement and accordingly the Transferor’s Commitment under this Agreement shall be appropriately reduced and the Transferee shall assume a commitment equal to such reduction in the Transferor’s Commitment.

20.4 Transfer Fees: Each Transferee shall pay all fees in connection with the transfer thereby effected by way of the Transfer Certificate including but not limited to an administrative fee of Dollars One Thousand ($1,000) to be paid to the Agent.

20.5 Disclosure: Without detracting from the Finance Parties’ rights of disclosure under the law including but not limited to the Banking Act (Cap. 19), each of the Finance Parties are hereby authorised to disclose on a strictly confidential basis (to the extent that it is able to do so) for such purposes as the Agent or the Lenders reasonably see fit to (a) any government or regulatory authority (if required), (b) an actual or potential Transferee, assignee or sub-participant of the Facility or any part thereof, (c) any other persons who have provided to the Agent or the Lenders any guarantee, security or other assistance in relation to the performance by the Borrower of its obligations herein or proposing to enter into contractual arrangements with the Agent or any Lender in relation to this Agreement, and (d) the head office or any branch, representative office, affiliated, associated or related corporation of the Agent or any Lender and their respective officers, servants or agents, whether situated in or out of Singapore, such information relating to the Borrower, its accounts with the Agent or the Lenders, its affairs, business, operations, assets, condition (financial or otherwise) or prospects, the Total Indebtedness, or the status of any other facilities or accommodation made available to the Borrower by the Agent or the Lenders and the Borrower hereby consents to such disclosure made now or hereafter. This Clause 20.5 is not and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower for a higher degree of confidentiality than that prescribed in Section 47 of, and the Third Schedule to, the Banking Act (Cap.19).

21.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

21.1 No Implied Waivers, Remedies Cumulative: No failure on the part of the Agent or any Lender to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21.2	Amendments and Waivers:

(a)	Required Consents:

(i)	Subject to Clause 21.2(b) any term of this Agreement may be amended or waived only with the consent in writing of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all parties to this Agreement.

(ii)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(b)	Exceptions:

(i)	An amendment or waiver that has the effect of changing or which relates to:

(A)	the definition of Majority Lenders in Schedule 2;

(B)	an extension to the date of payment of any amount under this Agreement;

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	an increase in or an extension of any Commitment;

(E)	a change to the Borrower other than in accordance with Clause 20.2;

(F)	any provision which expressly requires the consent of all the Lenders; or

(G)	Clause 2.4, Clause 20.3 or this Clause 21,

shall not be made without the prior consent in writing of all the Lenders.

(ii)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent in writing of the Agent or the Arranger.

Any waiver, and any consent by the Agent or any Lender under any provision of this Agreement, must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

22.	COMMUNICATIONS

22.1 Communications in Writing:

(a)	All notices or any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, letter, telex or electronic mail.

(b)	For the purpose of this Agreement, an electronic mail will be treated as being in writing.

22.2 Use of Websites:

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (i) or paragraph (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

22.3 Contact Details: Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the address, fax number, telex number (if applicable) or email address, and marked for the attention of the person (if any), from time to time designated by that party to the Agent (or, in the case of the Agent, by it to each other party) for the purpose of this Agreement. The initial address, fax number, telex number (if applicable) and email address and person (if any) so designated by each party are set out under its name at the end of this Agreement. Any communication or document from or to the Borrower shall be sent to, by or through the Agent. The Agent shall, promptly upon request from any party to this Agreement, notify that party of an address, fax number and email address of any other party to this Agreement applicable at the time or any change of address, fax number, telex number or email address thereof or any change of its own address, fax number, telex number or email address.

22.4 Deemed Delivery: Any communication from the Borrower shall be irrevocable, and shall not be effective until received by the Agent or a Lender. Any other communication to any person under this Agreement shall be deemed to have been received by that person (if sent by fax or telex, if applicable) on the day of despatch or (in any other case) when left at the last known address required by Clause 22.3 or three (3) days after being put in the registered post postage prepaid and addressed to it at that address, provided always that in the case of communication by fax, the faxes must be received by that person to whom it is addressed in a complete and legible form and in the case of communication by telex, the correct answerback appears at the start and at the end of the sender’s copy of the notice. A notice given in accordance with this Clause 22 but received on a day other than a Business Day or after close of business in the place of receipt shall only be deemed to be given on the next Business Day.

23.	COVENANT FOR FURTHER ASSURANCE

The Borrower shall entirely at its own expense, immediately on written demand by the Agent, make, execute, do and perform, or cause to be made, executed, done and performed all such further acts, agreements, assignments, assurances, deeds, documents, mortgages and instruments of whatsoever nature as the Agent shall reasonably require to perfect the security afforded or created or intended to be afforded or created by this Agreement.

24.	SEVERABILITY

If any one or more of the provisions contained in this Agreement shall be deemed invalid, unlawful or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

25.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)

A party who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.

26.	GOVERNING LAW AND JURISDICTION

26.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Singapore.

26.2 Jurisdiction: In relation to any legal action or proceedings arising out of or in connection with this Agreement (Proceedings), the parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore, and waive any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate or inconvenient forum.

26.3 Submission Non-Exclusive: That submission shall not affect the right of any other party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude any party from taking Proceedings in any other jurisdiction.

27.	COUNTERPARTS

This Agreement may be executed by the parties in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SCHEDULE 1

THE INITIAL LENDERS AND THEIR COMMITMENTS

Initial Lenders	Commitment
ABN AMRO Bank N.V.	$39,000,000
BNP Paribas	$30,000,000
Sumitomo Mitsui Banking Corporation, Singapore Branch	$30,000,000
Banca di Roma S.p.A. - Singapore Branch	$15,000,000
Mizuho Corporate Bank, Ltd., Singapore Branch	$15,000,000
The Bank of East Asia Ltd Singapore Branch	$10,000,000
Chiao Tung Bank Co., Ltd., Singapore Branch	$10,000,000
Industrial and Commercial Bank of China, Singapore Branch	$10,000,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Rabobank Nederland)	$8,000,000
Bank of China Limited	$8,000,000

Total	$175,000,000

SCHEDULE 2

INTERPRETATION

1.1 Definitions: In this Agreement, except to the extent that the context requires otherwise:

Advance means an advance made or to be made (as the context may require) by the Lenders to the Borrower under the Facility or the amount of such advance for the time being outstanding (as the case may be) and Advances means two or more of such advances;

Availability Period means the period commencing from the date of this Agreement to the date falling 180 days from the date of this Agreement, or such later date as the Lenders may in their absolute discretion extend Provided that if prior to that date the obligations of the Lenders to make the same available shall cease pursuant to the terms of this Agreement then the Availability Period shall terminate on such earlier occasion;

Available Commitment means, at any relevant time, the Commitment less the Loan;

Borrower includes its successors in title;

Business Day means a day on which (a) Dollars deposits may be dealt in on the London inter-bank market, (b) banks in Singapore are open for business (excluding Saturdays, Sundays and public holidays gazetted as such in Singapore) and (c) (in relation to any date for payment in Dollars) banks in New York City are open for business (excluding public holidays gazetted as such in New York City);

Commitment means the Lenders’ commitment to make available to the Borrower the syndicated term loan facility in a principal amount not exceeding Dollars One Hundred and Seventy-Five Million ($175,000,000) on the terms and subject to the conditions of this Agreement;

Default means any event or circumstances which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Agent, provided in Clause 13.1, would become an Event of Default;

Default Interest means, in respect of the Loan and interest thereon and any other sums due under this Agreement, interest at the per annum rate of 2% above (a) the rate of interest equal to the sum of the Margin and LIBOR, or (b) the rate of interest equal to the sum of the Margin and the cost to the Lenders of funding such Advance during that Interest Period as provided in Clause 6.4, whichever is higher;

Effective Date means, in relation to a Transfer Certificate and subject to the provisions of this Agreement, the date identified as such in such Transfer Certificate;

Event of Default means any of the events of default described in Clause 13.1;

Facility means the syndicated term loan facility extended or to be extended (as the context may require) by the Lenders to the Borrower in a principal amount not exceeding the Commitment on the terms and subject to the conditions of this Agreement;

Facility Office means in relation to a Lender the office through which it is acting for the purposes of this Agreement;

Fee Letter means the letter dated 19 November 2004 from the Arranger and the Agent to the Borrower and accepted by the Borrower on 19 November 2004;

Final Maturity Date means the date falling five (5) years from the date of this Agreement;

Finance Party means any one of the Lenders, the Agent and the Arranger; and Finance Parties shall be construed accordingly;

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

First Period means the period commencing from the date of this Agreement to the date falling three (3) years from the date of this Agreement;

GAAP means generally accepted accounting principles in the United States of America or (if the Borrower is delisted from NASDAQ) generally accepted accounting principles in Singapore;

GST means the goods and services tax, value added tax or such other consumption tax by whatever name called including those imposed by the Goods and Services Tax Act (Cap. 117A);

Interest Period means the interest period of one (1), three (3) or six (6) months as elected by the Borrower pursuant to Clause 4.2(b) or the period of one (1) month if no interest period is elected by the Borrower pursuant to Clause 4.2(b)(ii) or such other period acceptable to the Lenders pursuant to Clause 4.2(b) by which interest is payable on the Loan;

Lenders means the Initial Lenders and any Transferee, together with their respective successors in title and assigns, except that any bank or financial institution which transfers or assigns all its Commitment and Participation in accordance with Clause 20 shall cease to be a Lender, and references to Lenders shall be construed where appropriate, as meaning the Initial Lenders alone, until a transfer is made by any Initial Lender pursuant to Clause 20, and for the avoidance of doubt, references to Lenders means all Lenders unless otherwise stated; and Lender shall be construed accordingly;

LIBOR means, in relation to any Advance, the Loan or unpaid sum, the rate per annum determined by the Agent in its sole discretion to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of zero point zero six two five per cent. (0.0625%)) of

(a) the quotations of all the banks (being not less than two) appearing on the LIBO page (or any equivalent successor to such page) of the Reuters monitor system at approximately 11.00 a.m. London time on the Quotation Date for the specified period for deposits in Dollars in an amount comparable to such Advance, the Loan or unpaid sum, as the case may be, for the number of days in such specified period (or for the most comparable quoted period) and for delivery on the first day of such period or (b) if quotations of less than two banks appear on the LIBO page (or equivalent successor page) as aforesaid or if no such display rate is then available, the rates (as notified to the Agent) at which the Reference Banks were offering to prime banks in the London interbank market deposits in Dollars as aforesaid at or about 11.00 a.m on the Quotation Date for such period and, for the purposes of this definition, specified period means the Interest Period of such Advance, the Loan or, as the case may be, the period in respect of which LIBOR falls to be determined in relation to such unpaid sum;

Loan means the aggregate principal amount of the Facility drawndown and which is then or at any given time outstanding;

Majority Lenders means any one or more Lenders (a) prior to any Advance, whose share of the Commitment comprise at least 66 2/3% of the Commitment (taking no account, for the purpose of this definition, of Clause 13.3(a)(iv)) and (b) after the making of any Advance, whose Outstandings exceed 66 2/3% of the total Outstandings;

Margin means (a) for the First Period, 0.45%, and (b) for the Second Period, 0.95%;

Material Subsidiaries means Subsidiaries of the Borrower which contributes to at least 5% of the consolidated net tangible assets or the consolidated revenue of the Borrower and its Subsidiaries;

Notice of Drawing means a notice substantially in the terms set out in Schedule 4 (or in such form and substance acceptable to the Agent);

Outstandings means, at any particular time, the total outstanding principal amount of each Lender’s share of the Loan;

Participation means in relation to a Lender and the Transfer Certificate to which such Lender is a party, all rights, title and interest of that Lender under this Agreement in respect of its portion of the principal amount of the Loan or its Commitment specified in such Transfer Certificate to the extent outstanding together with the obligations of that Lender under this Agreement in respect of and proportional to such rights, title and interest;

Quotation Date means in respect of an interest period, the day which is two (2) Business Days prior to, and exclusive of, the first day of such interest period;

Reference Banks means ABN AMRO Bank N.V., BNP Paribas and Sumitomo Mitsui Banking Corporation, Singapore Branch;

Second Period means the period commencing on the day after the third anniversary of this Agreement to the Final Maturity Date;

Specific Lenders means any one or more Lenders (a) prior to any Advance, whose share of the Commitment comprise at least 30% of the Commitment (taking no account, for the purpose of this definition, of Clause 13.3(a)(iv)) and (b) after the making of any Advance, whose Outstandings exceed 30% of the total Outstandings;

Subsidiaries has the meaning ascribed thereto by Section 5 of the Companies Act (Cap. 50);

Total Indebtedness means the aggregate of:

(a)	the Outstandings;

(b)	all other liabilities of the Borrower (whether actual or contingent) arising out of or in connection with the Facility; and

(c)	all interests, fees, commission, costs, expenses, moneys, obligations and liabilities whatsoever which are expressed to be payable (whether at maturity or otherwise) or which are secured or intended to be secured to the Lenders by the Borrower under this Agreement;

Transfer Certificate means a transfer certificate in the form or substantially in the form of Schedule 5 which is issued or to be issued pursuant to and in accordance with the provisions of this Agreement; and

Transferee means a Transferee referred to as such on a Transfer Certificate and to which a Lender intends to transfer or assign a Participation or Commitment of that Lender represented by such certificate.

1.2 Construction of Certain References: Except to the extent that the context requires otherwise, any reference in this Agreement to:

an Act of Parliament or any provision of an Act of Parliament shall be construed, at any particular time, as including a reference to any modification, extension or re-enactment thereof then in force and all instruments, orders and regulations then in force and made under or deriving validity from the relevant Act or provision;

an agreement or document including but not limited to this Agreement includes any such agreement or document as from time to time amended, renewed, extended, supplemented, novated or substituted;

the assets of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

borrowed money includes any indebtedness for or in respect of money borrowed or raised (whether or not for a cash consideration), by whatever means (including acceptances, deposits and leasing), or for or in respect of the deferred purchase price of assets or services;

a consent also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining consents shall be construed accordingly);

a directive includes any present or future directive, regulation or request requirement (in each case, whether or not having the force of law in Singapore but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive is addressed);

the dissolution of a person also includes the winding-up or liquidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

Dollars and the symbol $ denote the lawful currency of the United States of America;

a guarantee also includes an indemnity, and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

indebtedness includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money;

something having a material adverse effect on a person is a reference to it having a material adverse effect (a) on that person’s business, operations, assets, condition (financial or otherwise) or prospects, (b) on its ability to perform and comply with its obligations under this Agreement or (c) the validity or enforceability of this Agreement or the rights or remedies of any Finance Party under this Agreement;

month shall be construed as a day in calendar month and ending on the numerically corresponding day in the next month. In the event that there is no numerically corresponding day in the next month, it shall then end on the last day of the next calendar month;

an obligation of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or that other agreement or document (as the case may be) (and due, owing, payable and receivable shall be similarly construed);

a person includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state;

security includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including any hold back or flawed asset arrangement) (and secured shall be construed accordingly);

tax(es) includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever and wherever imposed, levied, collected, withheld or assessed;

tax on overall net income of a person shall be construed as a reference to tax imposed by the jurisdiction in which (a) (in the case of a Lender) its Facility Office or (b) (in the case of any other person) its principal office is located on all or part of the net income, profits or gains of that person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise);

a time of the day is to Singapore time unless otherwise stated;

year shall be construed as a day starting in a calendar month and ending in the numerically corresponding day of the same month in the next calendar year; and

a day, month, quarter or year shall be construed by reference to the Gregorian calendar.

1.3 Headings: The headings and the content pages in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. In this Agreement, unless the context requires, (a) words denoting the singular number only shall include the plural and vice versa, and (b) references to Clauses and Schedules are to be construed as references to clauses of and schedules to this Agreement.

SCHEDULE 3

CONDITIONS PRECEDENT

1. a duly certified copy of the resolutions of the Board of Directors of the Borrower duly authorising:

(a)	the obtaining of the Facility on the terms and conditions herein contained;

(b)	the person(s) to sign this Agreement, the Notices of Drawing and all notices or other communication referred to in Clause 22 and all documents related hereto and the transaction herein; and

(c)	the execution of this Agreement;

2. a set of specimen signatures of the persons referred to in item l(b) duly authenticated by a director or the company secretary of the Borrower;

3. a copy of the Memorandum and Articles of Association of the Borrower certified as a true copy by a director or the company secretary of the Borrower;

4. a copy of the Certificate of Incorporation of the Borrower certified as a true copy by a director or company secretary of the Borrower;

5. any consent or approval required for the obtaining of the Facility and the execution of this Agreement by the Borrower;

6. a legal opinion of Drew & Napier LLC, legal advisers to the Initial Lenders and the Agent in Singapore; and

7. any other document which the Initial Lenders or the Agent may reasonably require (if any).

SCHEDULE 4

NOTICE OF DRAWING

ABN AMRO BANK N.V.

[•]

Project:

Dear Sirs,

Pursuant to Clause 4 of the Facility Agreement dated [•] 2004 (Facility Agreement) in respect of the Facility (as defined in the Facility Agreement) we hereby give you notice for the following drawdown:

Amount	:	US Dollars

(US$ )

Date of Drawdown	:

Interest Period	:	1, 3 or 6* months

Payee(s)	:

We confirm:

(1)	that the conditions precedent under Clause 3 of the Facility Agreement have been complied with in every respect;

(2)	that each of the representations and warranties contained in Clause 9.1 of the Facility Agreement are true and accurate in all respects as though made on the date of this Notice with reference to facts and circumstances presently subsisting and will be true and accurate in all respects on the date of the intended drawdown as though made on the date of the intended drawdown with reference to facts and circumstances then subsisting; and

(3)	that as at the date hereof, no Event of Default or Default (both as defined in the Facility Agreement) has occurred. We further represent warrant and undertake that no Event of Default or Default will exist at the date of the intended drawdown.

Yours faithfully,

(Name and Signature)
For and on behalf of
CREATIVE TECHNOLOGY LTD.

Company Stamp:

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	ABN AMRO BANK N.V.
[•]
(as Agent)

Facility Agreement dated [•] 2004 Among

(1)	Creative Technology Ltd. as Borrower;

(2)	The Banks and Financial Institutions listed in Schedule 1 thereof; and

(3)	ABN AMRO Bank N.V. as Arranger and Agent

(Agreement)

1. The Transferor (named below) (Transferor) confirms that the rights and obligations in respect of the Participation referred to below are to be transferred and, upon delivery of this Transfer Certificate to the Agent (but subject to paragraph 2 below), the Transferor’s Participation is cancelled and discharged to the extent of its Participation transferred herein in accordance with Clause 20 of the Agreement.

2. The Transferee (named below) (Transferee) hereby assumes and acquires the rights and/or obligations of the Transferor referred to in paragraph 1 in accordance with Clause 20 of the Agreement on and with effect from [•] and undertakes it will perform in accordance with the terms of the Agreement all such obligations assumed by it.

3. The Transferee:

(a)	agrees to perform and comply with the obligations expressed to be imposed on it under the Agreement as a result of this Transfer Certificate taking effect;

(b)	confirms its appointment of the Agent as its agent as provided in the Agreement and agrees to be bound by the Agreement; and

(c)	warrants that it has received a copy of the Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on any of the Lenders or the Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that its has not relied and will not rely on any of the Lenders or the Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

4. The Transferee hereby indemnifies the Lenders and the Agent for any and all loss, claims and expense which the Lenders and the Agent may sustain or incur as a consequence of the Transferee’s failure to fund the Facility.

5. The above confirmations and agreements are given to and for the benefit of and made with each of the other parties to the Agreement.

6. Words and expressions defined in the Agreement shall have the same meanings where used herein.

7. A person who is not a party to this Transfer Certificate shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of the terms of this Transfer Certificate.

8. This Transfer Certificate shall be governed by, and construed in accordance with, the laws of Singapore.

Transferor

Name:

By:
Authorised Signatory

Date:

Transferee

Name:

By:
Authorised Signatory

Date:

Facility Office

Address:

Fax Number:

Attention (details for notices):

Account (details for payment):

Participation to be Transferred

1.	Transferor’s Commitment to be transferred:	$

2.	Transferor’s share of the Loan to be transferred:	$

Agent

This Transfer Certificate is acknowledged by the Agent.

Agreed for and on behalf of itself as Agent and the other parties to the Agreement.

Name:

By:
Authorised Signatory

Date:

SCHEDULE 6

FINANCIAL DEFINITIONS

Definitions of Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Tangible Net Worth, Total Consolidated Debt and Total Subsidiary Debt in this Schedule shall be determined from the consolidated accounts of the Borrower.

Borrowed Moneys	includes without limitation the following except insofar as otherwise taken into account:

(a)    the principal amount (together with any fixed or minimum premium payable on final repayment) for the time being owing in respect of any loan, debenture, debenture stock, bond, guarantee, indemnity, security or any other instrument creating or evidencing indebtedness of the Borrower and its Subsidiaries but so that in the case of a debenture, debenture stock, bond, guarantee, indemnity, security or other instrument created or evidencing collateral security the amount to be taken into account shall be the principal amount thereof or the amount for the time being outstanding of the borrowing or indebtedness collaterally secured, whichever is the lesser;

(b) the principal amount payable in respect of any outstanding overdraft or other similar indebtedness of the Borrower and its Subsidiaries;

(c)    amounts raised by the Borrower by acceptances under any acceptance credit opened on its behalf and the principal amount recoverable from the Borrower and its Subsidiaries in respect of bills or receivables discounted;

(d)    amounts outstanding under all agreements entered into by the Borrower and its Subsidiaries for the leasing, hire purchase, conditional purchase or purchase on deferred terms and similar transactions in relation to any property; and

(e) amounts raised by the Borrower and its Subsidiaries by factoring its hire-purchase receivables without recourse.

Consolidated Current Assets	in relation to the Borrower and its Subsidiaries, the aggregate net book amount calculated on a consolidated basis of all assets of the Borrower and its Subsidiaries which in accordance with GAAP, would normally be treated as current assets.

Consolidated Current Liabilities	in relation to the Borrower and its Subsidiaries, the aggregate net book amount calculated on a consolidated basis of all liabilities of the Borrower and its Subsidiaries which in accordance with GAAP, would normally be treated as current liabilities, but excluding the current portion of long term debt arising from the Facility.

Consolidated Tangible Net Worth	in relation to the Borrower and its Subsidiaries, the amount for the time being, calculated in accordance with GAAP, equal to the aggregate of:

(a) the nominal capital of the Borrower for the time being issued and paid up; and

(b)    the amounts standing to the credit of the capital and revenue reserves (including unrealised holding gains on quoted investments, share premium account, capital redemption reserve fund and profit and loss account) of the Borrower and its Subsidiaries on a consolidated basis, all as shown in the then latest audited consolidated balance sheet of the Borrower and its Subsidiaries but after:

(c)    making such adjustments as may be appropriate in respect of any variation in the issued and paid up share capital, the share premium account and the capital redemption reserve fund of the Borrower or any of its Subsidiaries since the date of latest audited consolidated balance sheet;

(d) excluding any sums set aside for deferred and future taxation;

(e) deducting:

(i)     an amount equal to any distribution by the Borrower or any of its Subsidiaries to persons other than the Borrower or its Subsidiaries out of profits earned prior to the date of the latest audited consolidated balance sheet and which have been declared, recommended or made since that date except so far as provided for in such balance sheet and/or paid or due to be paid to the Borrower or any of its Subsidiaries;

(ii) all goodwill and other intangible assets;

(iii) any debit balances on profit and loss account; and

(iv)   any amounts arising from a writing-up after the date of this Agreement of the book values of any property of the Borrower or any of its Subsidiaries (any increases in the book value of property which results from its transfer being deemed for this purpose to have arisen from a writing-up); and

(f) making such other adjustments (if any) as the auditors of the Borrower for the time being consider appropriate.

Total Consolidated Debt	in relation to the Borrower and its Subsidiaries, the amount for the time being, calculated on a consolidated basis in accordance with GAAP, equal to the aggregate of:

(a) bank overdrafts and any part of any other indebtedness in respect of Borrowed Moneys maturing within 12 months;

(b) all other indebtedness whatsoever of the Borrower and its Subsidiaries in respect of Borrowed Moneys (excluding inter-company loans);

(c) the principal amount raised by acceptances under any acceptance credit in favour of the Borrower or any of its Subsidiaries; and

(d) the face amount of any bills of exchange (other than cheques) or other instruments upon which the Borrower or any of its Subsidiaries is liable as drawer, acceptor or endorser,

all as shown in the then latest consolidated audited balance sheet of the Borrower provided that no indebtedness shall be included in a calculation of Total Consolidated Debt more than once.

Total Subsidiary Debt	in relation to the Borrower’s Subsidiaries, the amount for the time being, calculated in accordance with GAAP, equal to the aggregate of:

(a) bank overdrafts and any part of any other indebtedness in respect of Borrowed Moneys maturing within 12 months;

(b) all other indebtedness whatsoever of the Borrower’s Subsidiaries in respect of Borrowed Moneys;

(c) the principal amount raised by acceptances under any acceptance credit in favour of the Borrower’s Subsidiaries; and

(d) the face amount of any bills of exchange (other than cheques) or other instruments upon which the Borrower’s Subsidiaries are liable as drawer, acceptor or endorser,

all as shown in the then latest audited balance sheet of the Borrower’s Subsidiaries provided that no indebtedness shall be included in a calculation of Total Subsidiary Debt more than once, but after excluding:

(e) indebtedness of companies acquired by the Borrower subsequent to the date of this Agreement; and

(f)     indebtedness of Creative Technology Centre Pte Ltd pursuant to the term loan agreement entered into between Creative Technology Centre Pte Ltd and United Overseas Bank Limited dated 21 November 2002.

This Agreement has been signed on behalf of the parties on the date stated at the beginning of the document.

The Borrower

CREATIVE TECHNOLOGY LTD.

31 International Business Park, Creative Resource

Singapore 609921

Fax No.:	6895 4091
Email Address:	kehlong@ctl.creative.com
Attention:	Mr Ng Keh Long

SIGNED by for and on behalf of CREATIVE TECHNOLOGY LTD. in the presence of:	) ) ) )	SIM WONG HOO

CHU TZY YEN
Advocate & Solicitor
Singapore

The Initial Lenders

ABN AMRO BANK N.V.

Level 10, 63 Chulia Street

Singapore 049514

Fax No.:	6231 8477
Email Address:	samantha.chew@sg.abnamro.com / sim.woon.yap@sg.abnamro.com
Attention:	Ms Samantha Chew / Mr Yap Sim Woon

SIGNED by for and on behalf of ABN AMRO BANK N.V. in the presence of:	) ) ) )	WONG SICK WAH	SOH LI CHIN

CHU TZY YEN
Advocate & Solicitor
Singapore

BNP PARIBAS

20 Collyer Quay, Tung Centre

Singapore 049319

Fax No.:	6210 1082
Email Address:	karen.heng@asia.bnpparibas.com / christina.yim@asia.bnpparibas.com
Attention:	Ms Karen Heng / Ms Christina Yim

SIGNED by for and on behalf of BNP PARIBAS in the presence of:	) ) ) )
CORMIER MARIE - CHRISTINE

CHU TZY YEN	POIRRIER JEAN - JACQUES
Advocate & Solicitor
Singapore

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

3 Temasek Avenue #06-01, Centennial Tower

Singapore 039190

Fax No.:	(65) 6882 0490 / (65) 6887 0220
Email Address:	oh.ming.hwee@sg.smbc.co.jp
Attention:	Ms Oh Ming Hwee, VP

SIGNED by for and on behalf of SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH in the presence of:	) ) ) ) )
MASAYA HIRAYAMA

CHU TZY YEN
Advocate & Solicitor
Singapore

BANCA DI ROMA S.P.A. - SINGAPORE BRANCH

9 Raffles Place #20-20, Republic Plaza II

Singapore 048619

Fax No.:	(65) 6535 2267
Email Address:	business.division@sg.bdroma.com
Attention:	Mr Fabio Haver, Assistant General Manager

SIGNED by for and on behalf of BANCA DI ROMA S.P.A. - SINGAPORE BRANCH in the presence of:	) ) ) ) )
		FABIO HAVER	MARIO FATTORUSSO

CHU TZY YEN
Advocate & Solicitor
Singapore

MIZUHO CORPORATE BANK, LTD., SINGAPORE BRANCH

168 Robinson Road #13-00, Capital Tower

Singapore 068912

Fax No.:	(65) 6416 0379
Telex No.:	MIZUHO RS24610
Email Address:	Boonkiat.ang@mizuho-cb.com / Jessica.ong@mizuho-cb.com
Attention:	Mr Ang Boon Kiat / Ms Jessica Ong

SIGNED by for and on behalf of MIZUHO CORPORATE BANK, LTD., SINGAPORE BRANCH in the presence of:	) ) ) ) )
TETSUYA KANEKO

CHU TZY YEN
Advocate & Solicitor
Singapore

THE BANK OF EAST ASIA LTD SINGAPORE BRANCH

137 Market Street #10-00, BEA Building

Singapore 048943

Fax No.:	(65) 6225 2885
Email Address:	lingym@hkbea.com.sg / cheongwc@hkbea.com.sg
Attention:	Mr Ling Yong Ming / Mr Cheong Weng Cheong

SIGNED by for and on behalf of THE BANK OF EAST ASIA LTD SINGAPORE BRANCH in the presence of:	) ) ) ) )
		YAP GAY - SIN	KHOO KEE - CHEOK

CHU TZY YEN
Advocate & Solicitor
Singapore

CHIAO TUNG BANK CO., LTD., SINGAPORE BRANCH

80 Raffles Place #23-20, UOB Plaza 2

Singapore 048624

Fax No.:	(65) 6536 0680
Email Address:	ctbspore@pacific.net.sg
Attention:	Ms Joann Chung / Ms Peh Bee Choon

SIGNED by for and on behalf of CHIAO TUNG BANK CO., LTD., SINGAPORE BRANCH in the presence of:	) ) ) ) )
JOANN CHUNG SHU - HUA

CHU TZY YEN
Advocate & Solicitor
Singapore

INDUSTRIAL AND COMMERCIAL BANK OF CHINA, SINGAPORE BRANCH

6 Raffles Quay #12-01, John Hancock Tower

Singapore 048580

Fax No.:	6538 1370
Email Address:	ron.chua@icbc.com.sg / alan.ng@icbc.com.sg
Attention:	Mr Ron Chua/ Mr Alan Ng / Mr Ng Hock Boon

SIGNED by for and on behalf of INDUSTRIAL AND COMMERCIAL BANK OF CHINA, SINGAPORE BRANCH in the presence of:	) ) ) ) )

NG HOCK BOON

CHU TZY YEN
Advocate & Solicitor
Singapore

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(RABOBANK NEDERLAND)

77 Robinson Road #09-00, SIA Building

Singapore 068896

Fax No.:	6536 6321
Email Address:	sundraj.naidu@rabobank.com / dennis.tan@rabobank.com
Attention:	Mr Sundraj Naidu / Mr Dennis Tan

SIGNED by for and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (RABOBANK NEDERLAND) in the presence of:	) ) ) ) ) )

KOH BAN AIK

HOW SEEN TIAT

CHU TZY YEN
Advocate & Solicitor
Singapore

BANK OF CHINA LIMITED

4 Battery Road, Bank of China Building

Singapore 049908

Fax No.:	6535 6993
Email Address:	renli@bank-of-china.com / cmsg@bank-of-china.com
Attention:	Ms Ren Li / Mr Andrew Seetoh

SIGNED by for and on behalf of BANK OF CHINA LIMITED in the presence of:	) ) ) )

YANG MINGFANG

CHU TZY YEN
Advocate & Solicitor
Singapore

The Arranger and Agent

ABN AMRO BANK N.V.

Level 10, 63 Chulia Street

Singapore 049514

Fax No.:	6536 7816 / 6536 2758
Email Address:	peck.yuen.yong@sg.abnamro.com / karen.heng@sg.abnamro.com
Attention:	Ms Yong Peck Yuen / Ms Karen Heng

SIGNED by for and on behalf of ABN AMRO BANK N.V. in the presence of:	) ) ) )
		WONG SICK WAH	SOH LI CHIN

CHU TZY YEN
Advocate & Solicitor
Singapore

NOTICE OF DRAWING

11 February 2005

ABN AMRO BANK N.V.

Level 10, 63 Chulia Street

Singapore 049514

Dear Sirs,

RE:	CREATIVE TECHNOLOGY LTD. SYNDICATED TERM LOAN FACILITY (US$175 MILLION)

Pursuant to Clause 4 of the Facility Agreement dated 19 November 2004 (Facility Agreement) in respect of the Facility (as defined in the Facility Agreement) we hereby give you notice for the following drawdown:

Amount	:	US Dollars Seventy Five Million (US$75,000,000.00)

Date of Drawdown	:	18 February 2005

Interest Period	:	[3] months

Payee(s)	:	Creative Technology Ltd. Principal amount to be paid into our ABN AMRO BANK N.V. US Dollar Fixed Deposit Account No. 05.02.77.502 - “Term Loan (P)”

We confirm:

(1)	that the conditions precedent under Clause 3 of the Facility Agreement have been complied with in every respect;

(2)	that each of the representations and warranties contained in Clause 9.1 of the Facility Agreement are true and accurate in all respects as though made on the date of this Notice with reference to facts and circumstances presently subsisting and will be true and accurate in all respects on the date of the intended drawdown as though made on the date of the intended drawdown with reference to facts and circumstances then subsisting; and

(3)	that as at the date hereof, no Event of Default or Default (both as defined in the Facility Agreement) has occurred. We further represent warrant and undertake that no Event of Default or Default will exist at the date of the intended drawdown.

Yours faithfully,

CREATIVE TECHNOLOGY LTD

Authorised Signature

Ng Keh Long

(Name and Signature)
For and on behalf of
CREATIVE TECHNOLOGY LTD.

Company Stamp:

31 INTERNATIONAL BUSINESS PARK CREATIVE RESOURCE SINGAPORE 609921 TEL: (65) 6895 4000

FAX: (65) 6895 4999

WEBSITE: http://www.creative.com                     COMPANY REG NO. 1983033590

NOTICE OF DRAWING

24 November 2004

ABN AMRO BANK N.V.

Level 10, 63 Chulia Street

Singapore 049514

Dear Sirs,

RE:	CREATIVE TECHNOLOGY LTD. SYNDICATED TERM LOAN FACILITY (US$175 MILLION)

Pursuant to Clause 4 of the Facility Agreement dated 19 November 2004 (Facility Agreement) in respect of the Facility (as defined in the Facility Agreement) we hereby give you notice for the following drawdown:

Amount	:	US Dollars One Hundred Million (US$100,000,000.00)

Date of Drawdown	:	1 December 2004

Interest Period	:	3 months

Payee(s)	:	Creative Technology Ltd. Principal amount to be paid into our ABN AMRO BANK N.V. US Dollar Fixed Deposit Account No. 05.02.77.502 - “Term Loan (P)”

We confirm:

(1)	that the conditions precedent under Clause 3 of the Facility Agreement have been complied with in every respect;

(2)	that each of the representations and warranties contained in Clause 9.1 of the Facility Agreement are true and accurate in all respects as though made on the date of this Notice with reference to facts and circumstances presently subsisting and will be true and accurate in all respects on the date of the intended drawdown as though made on the date of the intended drawdown with reference to facts and circumstances then subsisting; and

(3)	that as at the date hereof, no Event of Default or Default (both as defined in the Facility Agreement) has occurred. We further represent warrant and undertake that no Event of Default or Default will exist at the date of the intended drawdown.

Yours faithfully,

CREATIVE TECHNOLOGY LTD

Authorised Signature

Ng Keh Long

(Name and Signature)
For and on behalf of
CREATIVE TECHNOLOGY LTD.

Company Stamp:

31 INTERNATIONAL BUSINESS PARK CREATIVE RESOURCE SINGAPORE 609921 TEL: (65) 6895 4000

FAX: (65) 6895 4999

WEBSITE: http://www.creative.com                     COMPANY REG NO. 1983033590